Exhibit 99.4

Letter to DTC Participants Regarding the Offer to Exchange

Any and All Outstanding 6 3/8% Senior Notes due 2020 issued on August 15, 2013 for
6 3/8% Senior Notes due 2020, which have been registered under the Securities Act of 1933 of

BOISE CASCADE COMPANY

Pursuant to the Prospectus dated              , 2013

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON             , 2013, UNLESS EXTENDED BY BOISE CASCADE COMPANY IN ITS SOLE DISCRETION (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

, 2013

To Securities Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration is a Prospectus dated                      , 2013 (the “Prospectus”) and a Letter of Transmittal (the “Letter of Transmittal”) that together constitute the offer (the “Exchange Offer”) of Boise Cascade Company, a Delaware corporation (the “Company” or the “Issuer”), to exchange an aggregate principal amount of up to $50,000,000 of its outstanding 6 3/8% Senior Notes due 2020 (together with the guarantees thereof, the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like aggregate principal amount of its outstanding 6 3/8% Senior Notes due 2020, issued and sold on August 15, 2013 in a transaction exempt from registration under the Securities Act (together with the guarantees thereof, the “Outstanding Additional Notes”), upon the terms and conditions set forth in the Prospectus.  The Outstanding Additional Notes were issued as additional notes under the indenture governing the initial 6 3/8% senior notes due 2020 issued in October 22, 2012 (the “Initial Notes”).  The Initial Notes have been exchanged for notes registered under the Securities Act of 1933, as amended.  Once the Exchange Offer is completed, the Exchange Notes will trade fungibly with the Initial Notes.

The Prospectus and Letter of Transmittal more fully describe the Exchange Offer.  Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

We are asking you to contact your clients for whom you hold Outstanding Additional Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Outstanding Additional Notes registered in their own name.

Enclosed are copies of the following documents:

1.              the Prospectus;

2.              the form of Letter of Transmittal for your use in connection with the tender of Outstanding Additional Notes and for the information of your clients;

3.              a form of letter that may be sent to your clients for whose accounts you hold Outstanding Additional Notes registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer; and

4.              IRS Form W-9 and Guidelines for Certificate of Taxpayer Identification Number on Form W-9.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

Please note that the Exchange Offer will expire at 11:59 p.m., New York City time, on                      , 2013, unless extended by the Issuer in its sole discretion. We urge you to contact your clients as promptly as possible.

You will be reimbursed by the Issuer for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Additional copies of the enclosed material may be obtained from the exchange agent, at the address and telephone numbers set forth in the Prospectus.

Very truly yours,

Boise Cascade Company

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.